Exhibit 10.35

June 7, 2023

Ed Tucker

[. . .***. . .]

Dear Ed

On behalf of Jasper Therapeutics, Inc. (the “Company”), I am pleased to offer you employment with the Company on the following terms and conditions.

1.	Position: I am pleased to offer you the position of Chief Medical Officer with the Company. You will report to Ron Martell, CEO & President. This is a full-time position, and you will be required to devote your full professional attention to your work at the Company. It is anticipated that your management team will outline and collaborate with you regarding the individual goals you are expected to achieve.

2.	Start Date: It’s anticipated that your start date will be June 12, 2023. If there is a need to change the start date, we will identify another mutually acceptable date for you and the Company. A change in start date does not change the remaining terms of this offer letter.

3.	Salary: This is a salaried regular position exempt from state and federal wage and hours laws and regulations. Your annual base salary will be $490,000 (the “Base Salary”). Your Base Salary will be paid in accordance with the Company’s normal payroll procedures and will be subject to applicable withholding required by law. Presently employees are paid on the 15th and on the last day of each month. The Base Salary will be subject to periodic review and adjustments at the discretion of the Company.

4.	Bonus: During the term of your employment with the Company, you will be eligible for a discretionary annual bonus of up to 45% of your Base Salary, prorated to actual days of employment in a calendar year based on the accomplishment of corporate and personal goals, as determined by the Company. Payment of any annual incentive bonus shall be contingent upon you being employed by the Company as of and through the date any such bonus is paid by the Company. Payments are also subject to tax withholding, in accordance with federal and state laws.

5.	Sign-On Bonus: You will also receive an additional one-time payment of $50,000 (the “Sign-on Bonus”) within 30 days after your start date (the “Start Date”), less all applicable taxes and withholdings. If you resign from the Company without Good Reason (as defined in the serverance plan) or no reason or are terminated by the Company without Cause (as defined in the Severance Plan) on or prior to the first anniversary of the Start Date, you will be required to repay to the Company 100% of the Sign-on Bonus within 30 days of the date you cease to be an employee of the Company, and the Company shall have the right to offset such amounts against any amounts it owes you under this offer letter or otherwise.

6.	Equity: Pursuant to the 2022 Jasper Therapeutics, Inc. Inducement Equity Incentive Plan (as may be amended) (the “Plan”), and subject to the approval of the Company’s Board of Directors (or a committee thereof) (collectively, the “Board”), you will be granted a stock option to purchase 400,000 shares of the Company’s common stock (the “Options”). The Options will have an exercise price determined by the Board, will be subject to the terms and conditions of the Plan and the applicable stock option agreement, grant notice and notice of exercise approved by the Board for such Option and will vest as follows as specified in the agreements governing the Option: 25% of the number of shares of Common Stock subject to the Options will vest on the first anniversary of your first date of employment with the Company, and 1/48th of the original number of shares of Common Stock subject to the Option shall vest on a monthly basis thereafter, in each case so long as you provide continuous services to the Company on and through each applicable vesting date, inclusive. By signing this offer letter, you acknowledge and agree that the offer of the Options described in this paragraph is an inducement material to your entering into employment with the Company.

7.	Benefits: You will be eligible to participate in the benefits programs offered by the Company which may include eligibility to participate in a 401(k) Plan and an Employee Stock Purchase Plan, subject to the same terms, conditions and limitations applicable to other employees of the Company. You will also be eligible for the Company’s “Managed Time Off” policy in addition to established Company holidays. All benefits programs and policies are subject to change in the Company’s sole discretion.

8.	Employee Severance Plan. As an executive officer, in the event of certain terminations, you shall be eligible for payments and benefits under the Company’s Employee Severance Plan for Vice Presidents and Executive Committee Members (as may be amended or restated from time to time, the “Severance Plan”), subject to you meeting the eligibility criteria set forth in the Severance Plan.

9.	Right to Work in the United States: This offer of employment is contingent upon you demonstrating your right to work as an employee in the United States. Accordingly, you will be required to submit documentation that establishes identity and employment eligibility in accordance with the US Immigration and Naturalization requirements on your first day of employment. If there are any other agreements of any type that you are aware of which may impact or limit your ability to perform your job at the Company, please let us know as soon as possible.

10.	Background Check: Your employment is also contingent upon satisfactory clearance of a background check, as applicable to federal and state requirements.

11.	Taxes: All forms of compensation referred to in this offer letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

12.	Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement and Employment Agreement: The terms of this offer letter are subject to your signing the Company’s Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement. This offer is conditional on your representation that you are not subject to any confidentiality, non-competition or other agreements that restrict your employment activities or that may affect your ability to devote full time and attention to your work at the Company. If you have entered into any agreement that may restrict your activities on behalf of the Company, please provide me with a copy of the agreement as soon as possible and prior to executing this offer letter. You further represent that you have not used and will not use or disclose any trade secret or other proprietary right of any employer or any other party.

13.	Employment Relationship: This offer letter is not a guarantee of employment for a fixed term. Your employment with the Company will be on an “at-will” basis, meaning that you and the Company may terminate your employment with the Company at any time and for any reason, with or without prior notice. This offer letter also supersedes any previous communications or representations, oral or written, from or on behalf of the Company or any of its affiliates relating to the Company’s offer of employment to you.

14.	Governing Law: The terms of this offer letter and the resolution of any disputes as to the meaning, effect, performance, or validity of this offer letter or arising out of, related to, or in any way connected with, this offer letter, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by the laws of the State of California, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in San Mateo County in the State of California in connection with any Dispute or any claim related to any Dispute.

We are very excited about having you join the Company. Please return your acceptance of this offer by signing below and returning the signed copy to the Company by June 9, 2023. This offer of employment will expire by: June 9, 2023.

Very truly yours,

/s/ Ron Martell
Ron Martell, CEO & President

I have read and accept this offer of employment:

/s/ EDWIN TUCKER
Signature:

EDWIN TUCKER	Jun 7, 2023
Name:	Date:

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